UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Charmed Homes Inc.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: __________

(2)	Aggregate number of securities to which transaction applies: __________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ____________________

(4)	Proposed maximum aggregate value of transaction: ____________________

(5)	Total fee paid: __________

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

(1)	Amount Previously Paid: ____________________

(2)	Form, Schedule or Registration Statement No.: ____________________

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(4)	Date Filed: ____________________

Schedule 14C	11/24/2008

INFORMATION STATEMENT
OF
CHARMED HOMES INC.

60 Mt. Kidd Point SE
Calgary, Alberta T2Z 3C5
Canada

Dated November 24, 2008

THIS INFORMATION STATEMENT IS BEING PROVIDED
TO YOU BY THE BOARD OF DIRECTORS OF
CHARMED HOMES INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

     This Information Statement is being mailed or furnished to the shareholders of Charmed Homes Inc., a Nevada corporation (the "Company"), in connection with the authorization of the corporate actions described below by the Company's Board of Directors by unanimous written consent in lieu of special meeting as of November 21, 2008, and the approval of such corporate actions by the written consent, taken as of November 21, 2008, of those shareholders of the Company entitled to vote at least a majority of the aggregate shares of the Company's common stock, par value $0.00001 per share (the "Common Stock"), outstanding on such date. Shareholders holding in the aggregate 5,000,000 shares of Common Stock or 74.74% of the voting stock outstanding as of November 21, 2008 (the "Consenting Shareholders") approved the corporate action described below. Accordingly, this Information Statement is furnished solely for the purpose of informing the shareholders of the Company, in the manner required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of this corporate action before it takes effect.

     The Board and Consenting Shareholders have approved (1) the Company's Amendment to its Articles of Incorporation, a copy of which is attached hereto as Appendix A (the "Amended Articles"), to change the Company’s name to "Iveda Corporation" and (2) a reverse split of the Corporation's common stock whereby each two shares of issued and outstanding common stock as of December 5, 2008 shall be exchanged for one share of common stock.

     Following the expiration of the twenty day (20) period mandated by Rule 14c-2(b), the Company will file the Amended Articles with the Nevada Secretary of State and the reverse split will take effect. The Company will not file the Amended Articles or effect the reverse split until at least twenty (20) days after the filing and mailing of this Information Statement to its shareholders. The Amended Articles will become effective when they are filed with the Nevada Secretary of State.

     The Company will bear the entire cost of furnishing this Information Statement. It will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s common stock held of record by them.

     The Board has fixed the close of business on November 21, 2008 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 6,690,000 shares of Common Stock issued and outstanding on the record date. The Company anticipates that this Information Statement will be mailed on or about December __, 2008 to all shareholders of record as of the record date.

Schedule 14C	11/24/2008

APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION

Description of the Amended Articles and Reasons for the Amendment

     The Amended Articles make one change to the Company's Articles of Incorporation – the change of the Company’s name to “Iveda Corporation.”

     The primary reason for the proposed name change was to comply with the terms of the Corporation's letter of intent (the "LOI") with IntelaSight, Inc., a Washington corporation dba Iveda Solutions ("Iveda"). Under the LOI, the Corporation and Iveda have tentatively agreed to enter into a merger (the "Merger") whereby Iveda will become a wholly-owned subsidiary of the Corporation and Iveda's shareholders will receive approximately 10 million shares of the Corporation's common stock. Prior to the Merger, the Corporation will engage in a 2 for 1 reverse split to reduce the number of outstanding shares of its common stock, which has been approved by the Consenting Shareholders and is described below. The parties have until December 31, 2008 to close the proposed Merger, at which time the LOI will terminate if it has not been terminated earlier.

     Iveda provides remote video monitoring services and currently has clients in Arizona and California. The Company offers a proactive security solution using network cameras, real-time Internet-based surveillance system, and a remote monitoring facility with trained intervention specialists. Based in Mesa, Arizona, Iveda’s core monitoring service offers private and public entities what management believes to be a more affordable, reliable, and effective security solution than either security guards or closed circuit television on-site monitoring.

     As part of the Merger, the Corporation has agreed to change its name to "Iveda Corporation" and the Amended Articles will accomplish this. The Corporation intends to wait until the closing of the Merger to file the Amended Articles, and in the event the Merger does not close, the Corporation will keep its existing name.

     After the filing of the Amended Articles with the Secretary of State of the State of Nevada, the Company will cease use of the name Charmed Homes Inc. The Company will then use the name Iveda Corporation.

Vote Required

     NRS 78.390 provides that every amendment to the Company's Articles of Incorporation shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of shareholders entitled to vote on any such amendment. Under the Company's Articles of Incorporation and Bylaws now in effect, an affirmative vote by shareholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend the Company's Articles of Incorporation. NRS 78.320 provides that, unless otherwise provided in the Company's Articles of Incorporation or the Bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding the voting power required to take such action at a meeting. The Company's Articles of Incorporation and Bylaws permit the taking of action by written consent. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendment described herein as early as possible in order to accomplish the purposes described above, the Company's Board of Directors voted to utilize the written consent of the holders of a majority of the Company's voting stock. NRS 78.320 provides that in no instance where action is authorized by written consent need a meeting of shareholders be called or notice given.

     Pursuant to NRS 78.385, NRS 78.390 and the Company's current Articles and Bylaws, the affirmative vote of the holders of a majority of the Company's outstanding voting stock is sufficient to amend the Company's Articles of Incorporation as described above, which vote has been obtained by written consent of the Consenting Shareholders.

Schedule 14C	2	11/24/2008

Effective Date

     Under applicable federal securities laws, the Amended Articles cannot be effective until at least 20 calendar days after this Information Statement is distributed to the Company's shareholders. The Amended Articles will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place 20 calendar days after this Information Statement is mailed to the Company's shareholders, subject to change to a later date based on when the Merger closes.

Dissenters' Rights of Appraisal

     The Nevada Revised Statutes do not provide for appraisal rights in connection with the above-described amendment to the Company's Articles of Incorporation.

APPROVAL OF THE REVERSE STOCK SPLIT

General

     The Board of Directors and Consenting Shareholders have approved a reverse stock split of our common stock at a ratio of one-for-two. Pursuant to the reverse split, each outstanding two shares of common stock will be combined into and become one share of common stock, without any change in the number of authorized shares of our common stock.

     As of November 21, 2008, we had 6,690,000 shares of common stock issued and outstanding. Based on the number of shares of our common stock currently issued and outstanding, immediately following the completion of the reverse stock split (assuming no change in our number of outstanding common shares between November 21, 2008 and the record date of December 5, 2008), we would have 3,345,000 shares of common stock issued and outstanding.

Purpose of the Reverse Split

     The primary purpose for effecting the reverse split is to comply with the terms of the proposed Merger as described above.

     However, even in the event that the Merger does not occur, the Board believes that the reverse split is in the best interests of the Company and its shareholders, as it will provide additional flexibility for any future merger, exchange or acquisition. A reverse stock split may also have a favorable effect on the trading price of our common stock on the OTC Bulletin Board.

     In evaluating whether or not to authorize the reverse split, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split. These factors include:

  the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

  the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;

  the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and

  the costs associated with implementing a reverse stock split.

Schedule 14C	3	11/24/2008

     Shareholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by two). The reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

     If the per share price of our common stock declines following the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

     The Board of Directors considered all of the foregoing factors, and determined that the reverse stock split is in the best interest of the Company and its shareholders.

Principal Effects of the Reverse Split

General

     Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Number of Shares of Common Stock and Corporate Matters

     When implemented, the reverse split will have the following effects on the number of shares of common stock:

  each two shares of our common stock owned by a shareholder immediately prior to the reverse stock split would become one share of common stock after the reverse stock split;

  the number of shares of our common stock issued and outstanding would be reduced from 6,690,000 shares to 3,345,000 shares; and

  the number of authorized shares of our common stock would remain at 200 million shares.

     After effectuating the reverse split, we will have approximately 196,655,000 shares of authorized but unissued shares of common stock. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including issuances upon the closing of the Merger, raising additional capital by means of sales of stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

     The reverse stock split will affect all of our common shareholders uniformly and will not change the proportionate equity interests of our common shareholders, nor will the respective voting rights and other rights of shareholders be altered.

Fractional Shares

     If the reverse stock split results in some shareholders receiving fractional shares, fractional shares will be issued. The Company will not make any cash payments in lieu of the issuance of fractional shares.

Schedule 14C	4	11/24/2008

Effect on Shares Held in Street Name

     We intend to treat shareholders holding our common stock in “street name,” through a bank, broker, or other nominee, in the same manner as registered shareholders whose shares are registered in their names when effecting the reverse stock split. Banks, brokers, or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers, or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Shareholders

     Our registered shareholders may hold some or all of their shares electronically in book-entry form. These shareholders will not have share certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

  If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.

  If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

     Some registered shareholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Accounting Matters

     The reverse stock split will not affect the par value of the Company's common stock. As a result, the stated capital attributable to the Company's common stock on the Company's balance sheet will be reduced proportionately based on the reverse stock split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Prior periods’ per share net income or loss and net book value amounts will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

     The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, other than the proposed Merger.

Schedule 14C	5	11/24/2008

Procedure for Effecting Exchange of Stock Certificates

     The Company’s transfer agent, Securities Transfer Corporation, will act as exchange agent for purposes of implementing the exchange of stock certificates or updating ownership amounts, the latter for those “book entry” shareholders, and is referred to as the “exchange agent.” As soon as practicable after the effective time of the reverse split, a letter of transmittal will be sent to shareholders of record as of December 5, 2008 for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. For shareholders who hold registered shares in a book-entry form, at the effective time, the transfer agent will update your ownership amounts on our books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken to receive your post-reverse stock split shares.

No Appraisal Rights

     Under the laws of Nevada, shareholders will not be entitled to exercise appraisal rights in connection with the reverse stock split.

Certain United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B)(5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

     The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such shareholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each shareholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such shareholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the reverse split. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

     Subject to the statements made above, the United States federal income tax consequences of the reverse stock split may be summarized as follows:

Schedule 14C	6	11/24/2008

  The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a shareholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

  The shares of post-reverse stock split common stock in the hands of a shareholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the shareholder immediately prior to the reverse stock split.

  A shareholder’s holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Vote Required

     NRS 78.2055 provides that any decrease in the number of issued and outstanding shares of stock without a corresponding decrease in the number of authorized shares of stock shall first be adopted by the resolution of the Board of Directors and then be subject to the approval of shareholders entitled to vote on any such amendment. Under the Company's Articles of Incorporation and Bylaws now in effect, an affirmative vote by shareholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to approve the reverse stock split. NRS 78.320 provides that, unless otherwise provided in the Company's Articles of Incorporation or the Bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by shareholders holding the voting power required to take such action at a meeting. The Company's Articles of Incorporation and Bylaws permit the taking of action by written consent. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the reverse stock split described herein as early as possible in order to accomplish the purposes described above, the Company's Board of Directors voted to utilize the written consent of the holders of a majority of the Company's voting stock. NRS 78.320 provides that in no instance where action is authorized by written consent need a meeting of shareholders be called or notice given.

     Pursuant to NRS 78.2055 and the Company's current Articles and Bylaws, the affirmative vote of the holders of a majority of the Company's outstanding voting stock is sufficient to approve the reverse stock split as described above, which vote has been obtained by written consent of the Consenting Shareholders.

Effective Date

     Under applicable federal securities laws, the reverse split cannot be effective until at least 20 calendar days after this Information Statement is distributed to the Company's shareholders.

GENERAL INFORMATION

Costs

     The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Company's common stock.

Record Date

     The close of business on November 21, 2008 has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Schedule 14C	7	11/24/2008

Outstanding Shares and Voting Rights

     On November 21, 2008 (the "Record Date"), the Company had 6,690,000 shares of common stock, $0.00001 par value, outstanding. Holders of these shares would have been entitled to vote if a meeting was required to be held. Each share of the Company's common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date were held by approximately 55 shareholders of record.

Material Terms of the Common Stock

     The authorized Common Stock of the Company consists of 200,000,000 shares, par value $0.00001. The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of Common Stock do not have cumulative voting rights for the election of directors. The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends, although the Company does not intend to declare any dividends for the foreseeable future. The holders of shares of Common Stock do not have any preemptive rights to subscribe for or purchase any stock or other securities of the Company and have no rights to convert their Common Stock into any other securities. On liquidation, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders.

Interest of Certain Persons in Matters to be Acted Upon

      Not applicable.

Security Ownership of Certain Beneficial Owners and Management

     As of November 21, 2008, there were 6,690,000 common shares outstanding. The following tabulates holdings of shares of the Company’s common stock by each person who, as of November 21, 2008, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of the Company individually and as a group.

SHARE OWNERSHIP AS OF NOVEMBER 21, 2008

	Name and Address of	Common Stock	Percent of
	Beneficial Owner	Beneficially Owned	Common Stock Owned(1)

	Ian Quinn (CEO, CFO, Chairman)	2,500,000	37.37%
	60 Mt Kidd Pt SE
	Calgary, Alberta
	Canada T2Z 3C5

	Kevin Liggins (Secretary, Director)	2,500,000	37.37%
	1308 Bayside Ave. SW
	Airdrie, Alberta
	Canada T4B 2X4

	All Officers and Directors	5,000,000	74.74%
	as a group (2 individuals)

(1)	Percentage ownership is based on 6,690,000 shares of Common Stock outstanding on November 21, 2008.

Schedule 14C	8	11/24/2008

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission ("SEC"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

      By order of the Board of Directors,

            IAN QUINN
           CEO, President and Chairman

Schedule 14C	9	11/24/2008